EXHIBIT 10.3
EXHIBIT A
AS AMENDED AND RESTATED EFFECTIVE JANUARY 26, 2011
TO
THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(a)In computing John Weinhardt’s benefit under Section 3.1 of the Plan, he shall receive an additional eight and one quarter tenths of one percent (0.825%) of Final Average Compensation for each year of service as President and Chief Executive Officer of the Company. In addition, Mr. Weinhardt shall be entitled to a supplemental benefit of payment of $225,000, which shall be fully vested upon his retirement and payable in equal monthly installments over the thirty-six (36) month period beginning August 1, 2002 and ending July 31, 2005.

(b)If Barbara Y. Nilsen retires on March 1, 1998, then the benefit to which she is entitled under Sections 3.1 and 3.2 of the Plan shall be increased by $40,000 in the first year, $30,000 in the second year, and $20,000 in the third year of retirement.

(c)In computing Frederick Meyer’s benefit under Sections 3.1 and 3.2 of the Plan, he shall receive an additional two and one-half (2 1/2) Years of Service credit and shall be deemed to be 2 1/2 years of age older at the time he retires.

(d)In computing the benefits under Article III for any Participant who becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of Employee status after a Change in Control, such Participant shall be credited with an additional number of Years of Service and years of age equal to the number of years of cash severance benefits to which such Participant is entitled under the Severance Plan (or if the severance benefit is paid in a lump sum, the number of years of salary or compensation on which such lump sum severance payment is based). In no event, however, shall any benefit be payable hereunder earlier than it otherwise would have been paid in the absence of such additional Years of Service and age credits.

(e)If W. Richard Roth terminates Employee status before his Normal Retirement Date, the benefit to which he is entitled under Section 3.2 of the Plan shall be the full annual amount computed in accordance with Section 3.1 of the Plan, without any reduction for early commencement of benefits. In addition, in computing Mr. Roth’s Final Average Compensation for purposes of computing his benefit under Article III, the amount of his annual cash performance bonus for each year on and after 2003 shall be deemed to be the greater of his actual bonus for that year or his target bonus for such year, with the applicable amount to be taken into account as Compensation in the month in which the bonus for that year is paid to him or would have been paid to him in the absence of his deferral election or other deferred payment provision applicable to such compensation. Any deferred portion of the bonus shall not again be taken into account as Compensation in the month in which that deferred portion is actually paid. If Mr. Roth becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of Employee status after a Change in Control, he shall be credited with such additional service and years of age, if any, as is necessary, after application of paragraph (d) above, to qualify him for benefits that would be payable had he terminated Employee status after qualifying for an Early Retirement Date, provided that no benefit shall be payable before his actual 55th birthday.

(f)    If Jim Johansson retires March 12, 2004 then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional one and one half years of service credit and one and one half years of age credit.
(g)    If Robert Loehr retires on December 07, 2004, then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional 2 years of age credit.
(h)    When George Belhumeur retires, the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be determined by increasing his Final Average Compensation (as defined in Section 1.11) by the dollar amount obtained by dividing the accrued vacation and termination payments made to him in connection with his retirement by 36; provided, however that in determining his normal retirement benefit under Section 3.1 or his early retirement benefit under Section 3.2, his Accrued Benefit shall in no event be less than his Accrued Benefit as of February 28, 2004.
(i)    If Richard Balocco retires before February 28, 2007, then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional two and one half years of age credit.
(j)    If Richard Pardini retires June 15, 2007, then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional three years of service credit.
(k)    Effective January 1, 2010, the monthly pension benefit payable under the Plan to each of the following retired individuals shall be increased by 4%:
George Clements
Jim Johansson
Robert A. Loehr
Frederick R. Meyer
Barbara Y. Nilsen
Paul Schrieber
John W. Weinhardt

(l)    In computing her normal retirement benefit under Section 3.1 of the Plan, Angela Yip shall be entitled to an additional Years of Service credit to the extent necessary to bring her total Years of Service to 27.28 years (with her maximum normal retirement benefit under Section 3.1 of the Plan to be limited to sixty percent (60%) of her Final Average Compensation), provided Ms. Yip (i) retires from the Company during the period beginning June 1, 2011 and ending July 31, 2011 and (ii) delivers an effective and enforceable general release in accordance with the form Separation Agreement and Release approved by the Executive Compensation Committee of the Board of Directors of SJW Corp. for purposes of her special retirement benefit package. The Years of Service credit so provided Ms. Yip shall not result in any change to the Benefit Commencement Date of her retirement benefit or the form in which that benefit is to be paid under the Plan.
IN WITNESS WHEREOF, San Jose Water Company has caused its authorized officer to execute this instrument in its name and on its behalf.

SAN JOSE WATER COMPANY

January 26, 2011	By:	/s/ W. Richard Roth
W. Richard Roth
Title: President and Chief Executive Officer